HARLEY-DAVIDSON REPORTS REVENUE AND EARNINGS GROWTH FOR 2006
Annual Worldwide Retail Sales Increase 8.5 Percent

        Milwaukee, Wis., January 18, 2007 — Harley-Davidson, Inc. (NYSE: HOG) today announced its results for the fourth quarter and year ended December 31, 2006. Revenue for the quarter was $1.50 billion compared to $1.34 billion in the year-ago quarter, an 11.9 percent increase. Net income for the quarter was $252.4 million compared to $230.0 million, an increase of 9.7 percent over the fourth quarter of 2005. Fourth quarter diluted earnings per share (EPS) were $0.97, a 15.5 percent increase compared to last year’s $0.84.

        Revenue for the full year was $5.80 billion, compared with $5.34 billion in 2005, an 8.6 percent increase. Wholesale shipments of Harley-Davidson® motorcycles were 349,196 units for the year, a 6.1 percent increase compared to 2005. Net income for the year was $1.04 billion, an 8.7 percent increase versus last year’s $959.6 million. Diluted EPS for the full year were $3.93, a 15.2 percent increase compared with $3.41 in 2005.

        “After more than two decades of uninterrupted growth at Harley-Davidson, our dedicated employees and passionate dealers have once again delivered excellent results,” said Jim Ziemer, Chief Executive Officer. “I couldn’t ask for a more committed workforce and dealer network.”

        “In 2006, the Company’s revenue and earnings surpassed 2005 results demonstrating continued growth. At the same time, our dealers achieved impressive Harley-Davidson motorcycle sales volumes. The enthusiastic worldwide response to the changes in our 2007 models contributed to an 8.5 percent increase in retail sales during the year,” said Ziemer.

        “Furthermore, the Company continued to return significant value to shareholders in 2006. We increased dividend payments by 22.5 percent over the prior year and repurchased 19.3 million shares of our common stock during 2006 at a cost of $1.06 billion.”

        “As we look to the future, we believe Harley-Davidson will deliver EPS growth in the range of 11 – 17 percent each year through 2009. On an annual basis we expect solid revenue growth, margin improvement, and the benefits of strong free cash flow to drive this earnings growth,” said Ziemer.

        The Company also expects to ship between 82,000 and 84,000 Harley-Davidson motorcycles for the first quarter of 2007.

Motorcycles and Related Products Segment – Fourth Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.22 billion, an increase of $135.6 million or 12.5 percent over the same period last year. Shipments of Harley-Davidson motorcycles totaled 92,848 units, an increase of 5,260 units or 6.0 percent over last year’s fourth quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $179.2 million, an increase of $9.3 million or 5.5 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $70.6 million, an increase of $10.1 million or 16.7 percent over the year-ago quarter.

        Gross margin for the fourth quarter of 2006 was 38.0 percent of revenue compared to 38.3 percent for the fourth quarter last year. Fourth quarter operating margin decreased to 22.8 percent from 23.4 percent in the fourth quarter of 2005.

Motorcycle Retail Sales Data

                    During the fourth quarter, worldwide retail sales of Harley-Davidson motorcycles increased 6.4 percent over the prior year quarter.  In the U.S., retail sales of Harley-Davidson motorcycles increased 0.3 percent for the quarter while the heavyweight motorcycle industry in the U.S. decreased 1.7 percent.  Retail sales of Harley-Davidson motorcycles grew 29.4 percent in international markets during the fourth quarter of 2006 compared to the fourth quarter of 2005.  Fourth quarter retail sales increased 31.2 percent in Europe; Japan was up 19.6 percent; Canada was up 37.4 percent and all other international markets combined were up 34.0 percent.

                    Worldwide retail sales of Harley-Davidson motorcycles increased 8.5 percent in 2006 compared to 2005.  In the U.S., retail sales of Harley-Davidson motorcycles increased 5.9 percent while the U.S. heavyweight motorcycle market was up 4.9 percent for the same period.  In our international markets, Harley-Davidson retail sales for the full year grew 18.6 percent.  Retail sales in Europe increased 14.6 percent; Japan was up 16.3 percent; Canada was up 15.9 percent and all other international markets combined were up 34.3 percent.

                    Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported fourth quarter operating income of $47.6 million, an increase of $8.1 million or 20.7 percent compared to the year-ago quarter. The increase is primarily due to higher wholesale and retail net interest income.

Income Tax Rate

        The Company’s fourth quarter effective income tax rate was 35.1 percent compared to 35.5 percent in the same quarter last year.  This decrease primarily reflects the retroactive reinstatement of the federal research and development tax credit. The Company’s full year effective tax rate in 2006 was 35.8 percent.

Harley-Davidson, Inc. — Twelve Month Results

        For the fiscal year ended 2006, revenue totaled $5.80 billion, an 8.6 percent increase over 2005. EPS were $3.93, an increase of 15.2 percent compared to 2005.

        Shipments of Harley-Davidson motorcycles were 349,196 units in 2006, a 6.1 percent increase compared to last year’s 329,017 units. Harley-Davidson motorcycle revenue was $4.55 billion, up 8.8 percent compared to last year’s $4.18 billion. P&A revenue totaled $862.3 million, a 5.7 percent increase over last year’s $815.7 million. General Merchandise revenue totaled $277.5 million, a 12.0 percent increase compared to $247.9 million during 2005.

        Motorcycle segment gross margin for the full year was 38.5 percent of revenue compared to 38.2 percent for 2005. Full year 2006 operating margin increased to 24.4 percent from 24.3 percent compared to the prior year.

        HDFS operating income was $210.7 million, a 10.0 percent increase over last year’s $191.6 million.

Cash Flow

        Cash and marketable securities totaled $896.5 million as of December 31, 2006. Cash flow from operations was $761.8 million and capital expenditures were $219.6 million during 2006. In 2007, capital expenditures are expected to be between $300 million and $325 million.

Stock Repurchase

        The Company repurchased 2.1 million shares of its common stock at a cost of $151.0 million during the fourth quarter of 2006. For the full year of 2006, the Company repurchased 19.3 million shares of its common stock at a cost of $1.06 billion. On December 31, 2006, the Company had 258,052,356 shares of common stock outstanding.

        As of December 31, 2006, there are 22.8 million shares remaining on two board-approved share repurchase authorizations. An additional board-approved share repurchase authorization is in place to offset option exercises.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and their retail customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capacity of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) manage regional and worldwide demographic trends and economic and political conditions, including healthcare inflation, pension reform and tax changes (xi) manage the credit quality and recovery rates of HDFS’s loan portfolio, (xii) retain and attract talented employees and (xiii) detect any defects in our motorcycles to minimize delays in new model launches, recall campaigns, increased warranty costs or litigation. In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net revenue	$1,502,633	$1,342,335	$5,800,686	$5,342,214
Gross profit	571,052	514,510	2,232,847	2,040,499
Operating expenses	227,987	199,854	818,490	740,634

Operating income from motorcycles & related products	343,065	314,656	1,414,357	1,299,865
Financial services income	93,079	76,060	384,891	331,618
Financial services expense	45,433	36,595	174,167	139,998

Operating income from financial services	47,646	39,465	210,724	191,620
Corporate expenses	5,838	3,473	22,561	21,474

Total operating income	384,873	350,648	1,602,520	1,470,011
Investment income and other, net	3,859	6,009	21,720	17,748

Income before provision for income taxes	388,732	356,657	1,624,240	1,487,759
Provision for income taxes	136,306	126,613	581,087	528,155

Net income	$252,426	$230,044	$1,043,153	$959,604

Earnings per common share:
Basic	$0.98	$0.84	$3.94	$3.42
Diluted	$0.97	$0.84	$3.93	$3.41
Weighted-average common shares:
Basic	258,138	274,182	264,453	280,303
Diluted	259,158	274,837	265,273	281,035
Cash dividends per common share	$0.21	$0.18	$0.81	$0.625

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$238,397	$140,975
Marketable securities	658,133	905,197
Accounts receivable, net	143,049	122,087
Finance receivables held for sale	547,106	299,373
Finance receivables held for investment, net	1,554,260	1,342,393
Inventories	287,798	221,418
Other current assets	121,890	113,794

Total current assets	3,550,633	3,145,237
Finance receivables held for investment, net	725,957	600,831
Other long-term assets	1,255,560	1,509,141

	$5,532,150	$5,255,209

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued expenses	$763,186	$668,139
Current portion of finance debt	832,491	204,973

Total current liabilities	1,595,677	873,112
Finance debt	870,000	1,000,000
Postretirement healthcare benefits	201,126	60,975
Other long-term liabilities	108,610	237,517
Total shareholders’ equity *	2,756,737	3,083,605

	$5,532,150	$5,255,209

* The Company’s adoption of Statement of Financial Accounting Standards No. 158 (effective 12/31/06 ) resulted in a $253.9 million after-tax reduction to shareholders’ equity.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2006	December 31, 2005	December 31, 2004
Net cash provided by operating activities	$761,780	$962,614	$835,831
Cash flows from investing activities:
Capital expenditures	(219,602)	(198,389)	(213,550)
Finance receivables held for investment, net	(151,624)	(156,438)	(134,571)
Collection of retained securitization interests	101,641	115,346	125,732
Net change in marketable securities	253,512	431,075	(349,042)
Other, net	(19,186)	2,246	(6,561)

Net cash (used) provided by investing activities	(35,259)	193,840	(577,992)
Cash flows from financing activities:
Proceeds from issuance of medium term notes	--	199,974	--
Net increase (decrease) in finance-credit
facilities and commercial paper	493,125	(280,694)	305,047
Dividends	(212,914)	(173,785)	(119,232)
Purchase of common stock for treasury	(1,061,968)	(1,054,615)	(564,132)
Excess tax benefits from share-based payments	18,933	6,065	--
Issuance of common stock under employee
stock option plans	125,801	31,264	62,171

Net cash used by financing activities	(637,023)	(1,271,791)	(316,146)
Effect of exchange rate changes on cash
and cash equivalents	7,924	(18,847)	4,137
Net increase (decrease) in cash and cash equivalents	97,422	(134,184)	(54,170)
Cash and cash equivalents:
At beginning of period	140,975	275,159	329,329

At end of period	$238,397	$140,975	$275,159

Net Revenue and Motorcycle
Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,223,861	$1,088,286	$4,553,561	$4,183,515
Buell® motorcycles	27,401	21,828	102,227	93,069
Parts & Accessories	179,151	169,859	862,251	815,678
General Merchandise	70,617	60,486	277,490	247,861
Other	1,603	1,876	5,157	2,091

	$1,502,633	$1,342,335	$5,800,686	$5,342,214

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	74,492	74,383	273,212	266,507
Export	18,356	13,205	75,984	62,510

Total	92,848	87,588	349,196	329,017

Motorcycle product mix:
Touring	32,530	29,090	123,444	110,193
Custom	44,591	38,233	161,195	148,609
Sportster®	15,727	20,265	64,557	70,215

Total	92,848	87,588	349,196	329,017

BUELL UNITS
Motorcycle shipments:
Buell	3,355	2,716	12,460	11,166

Retail Sales of Harley-Davidson Motorcycles
Year to Date December 31, 2006

	2006	2005
United States	268,366	253,414
Europe*	33,786	29,482
Japan	13,284	11,420
Canada	13,514	11,660
All other markets	15,031	11,193
Total Retail Sales of Harley-Davidson Motorcycles	343,981	317,169

Data Source (subject to update)
Data source for all 2005 and 2006 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom

Heavyweight (651+ cc) Market Data
Data Through Month Indicated

	2006	2005
United States (December)	542,991	517,562
Europe* (November)	365,889	340,485

Data Source
United States: Motorcycle Industry Council
Europe: Giral S.A.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom